Exhibit 99.1

PRESS RELEASE

KYTHERA BIOPHARMACEUTICALS ANNOUNCES 2013 OPERATING RESULTS

Calabasas, Calif., March 17 2014 — KYTHERA Biopharmaceuticals, Inc. (NASDAQ: KYTH) today reported financial results for its quarter and year ended December 31, 2013, and provided an update on recent accomplishments.

“2013 was a productive year for KYTHERA. Most notably, we announced positive results from our pivotal U.S. and Canadian Phase III trials demonstrating ATX-101 reduced fat under the chin and improved the patient’s submental profile,” said Keith Leonard, KYTHERA’s President and CEO. “We also strengthened our financial position through a successful follow-on offering that resulted in net proceeds of approximately $125.0 million. Over the coming year we are focused on successfully executing on our business objectives, including our plans to file our New Drug Application with the FDA in the second quarter of 2014 and to make multiple ex-U.S. regulatory submissions in the next 12 months. Given our anticipated activities in the coming year, we expect to end 2014 with a year-end cash balance of between $90 million and $100 million.”

Summary Financial Results

Cash and cash equivalents, marketable securities and restricted cash totaled $172.1 million at December 31, 2013, of which $5.1 million was restricted. This compared to $95.3 million at December 31, 2012, of which $16.0 million was restricted. Based on current operating plans, the Company believes its existing cash and cash equivalents will allow it to fund its operating plan through at least the next 12 months.

Research and development expenses totaled $9.2 million for the fourth quarter 2013 and $34.0 million for the full year 2013, compared to $14.4 million for the fourth quarter 2012 and $43.2 million for the full year 2012. The decrease in research and development expenses in 2013 compared to the similar periods in 2012 is primarily attributable to the completion of its pivotal Phase III trials in the U.S. and Canada. The Company expects its research and development expenses will increase as it prepares for submission for approval in the U.S. and other territories throughout the world and as a result of the acquisition of rights to ATX-101 outside of the U.S. and Canada. As a result of the acquisition, the Company expects to incur a material charge for in-process research and development, which it expects to occur in the first quarter of 2014.

General and administrative expenses totaled $4.4 million for the fourth quarter of 2013 and $16.1 million for the year ended December 31, 2013, compared to $3.4 million for the fourth quarter of 2012 and $10.5 million for the year ended December 31, 2012. The increase in general and administrative expenses in 2013 compared to the similar periods in 2012 is primarily attributable to increased personnel costs, marketing costs in preparation for a potential commercial launch of ATX-101 and services associated with the support of operations as a public company. The Company expects its general and administrative costs will rise as it increases headcount and expands staffing, occupies a larger facility, establishes commercial infrastructure and other activities to support company growth as it prepares for a potential commercial launch of ATX-101.

Net loss was $14.0 million for the fourth quarter of 2013 and $51.9 million for the year ended December 31, 2013, compared to $18.0 million for the fourth quarter of 2012 and $36.8 million for the year ended December 31, 2012.

Key 2013 and Recent Accomplishments

•                  In September, the Company announced that its ATX-101 REFINE-1 and REFINE-2 pivotal Phase III trials met all primary and secondary endpoints (p<0.001) for the reduction of submental fat. These data were presented at the American Society for Dermatologic Surgery (ASDS) Annual Meeting in early October.

•                  In October, the Company successfully completed a public offering of 2,919,992 shares of its common stock at a price of $45.75 per share, which included 297,042 shares resulting from exercise of the underwriters’ option to purchase additional shares. The Company received net proceeds of approximately $125.0 million after deducting underwriting discounts, commissions and offering costs.

•                  In March 2014, the Company acquired the development and commercialization rights to ATX-101 outside of the U.S. and Canada from Bayer Consumer Care. Bayer will receive $33 million in KYTHERA common stock, plus a $51 million note bearing interest at 5 percent per annum, payable no later than 2024. Bayer is also eligible to receive certain long-term sales milestone payments on annual sales outside of the U.S. and Canada.

Conference Call

KYTHERA will hold a conference call this afternoon, March 17, at 4:30 p.m. ET, to discuss results from its quarter and year ended December 31, 2013. The conference call will be simultaneously webcast on the Company’s web site at www.kytherabiopharma.com, and archived for future review. Dial-in numbers for the conference call are as follows: U.S. participants (877) 344-3890, international participants (760) 666-3770, passcode: 11337705.

About KYTHERA Biopharmaceuticals, Inc.

KYTHERA Biopharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel prescription products for the aesthetic medicine market. KYTHERA’s product candidate, ATX-101, is currently in late-stage clinical trials for the reduction of submental fat, which commonly presents as a double chin, and is a potential first-in-class submental contouring injectable drug. KYTHERA also maintains an active research interest in hair and fat biology, pigmentation modulation and facial contouring.  Find more information at www.kytherabiopharma.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding KYTHERA, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including our expected 2014 year-end cash balance; our expectations regarding the sufficiency of our cash resources; our expectations regarding a material charge for in-process research and development in the first quarter of 2014 related to our acquisition of the rights to develop and commercialize ATX-101 outside the United States and Canada from Bayer; the timing of our NDA filing with the FDA; and the timing and number of ex-US regulatory filings. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the regulatory approval process, our substantial dependence on ATX-101, and other matters that could affect the availability or commercial potential of our drug candidate. KYTHERA undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see KYTHERA’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 and, when filed, our Annual Report on Form 10-K for the year ended December 31, 2013.

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(Tables follow)

KYTHERA BIOPHARMACEUTICALS, INC.

CONDENSED FINANCIAL RESULTS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
License income	$—	$—	$—	$19,687
Sublicense expense	—	—	—	1,936
Gross margin	—	—	—	17,751
Operating expenses:
Research and development	9,203	14,376	33,974	43,184
General and administrative	4,360	3,403	16,092	10,505
Total operating expenses	13,563	17,779	50,066	53,689
Loss from operations	(13,563)	(17,779)	(50,066)	(35,938)
Interest income	40	—	135	—
Interest expense	(495)	(259)	(1,980)	(441)
Warrant and other income (expense), net	—	2	—	(420)
Net loss	$(14,018)	$(18,036)	$(51,911)	$(36,799)
Per share information:
Net loss, basic and diluted	$(0.66)	$(1.18)	$(2.71)	$(7.47)
Basic and diluted weighted average shares outstanding	21,149,000	15,322,000	19,150,000	4,924,000

CONDENSED BALANCE SHEET DATA

(in thousands)

	December 31,
	2013	2012

Cash and cash equivalents, marketable securities and restricted cash	$172,120	$95,289
Working capital	155,695	71,367
Total assets	173,407	96,222
Notes Payable (current and noncurrent)	11,505	3,924
Common stock and additional paid in capital	322,052	189,212
Total stockholders’ equity	149,839	68,906

Investor Contact:

Heather Rowe

Associate Director, Investor Relations

Tel: (818) 587- 4559

hrowe@kytherabiopharma.com